                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the
                                             Commission Only
/X/  Definitive Proxy Statement              (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        KINGS ROAD ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         KINGS ROAD ENTERTAINMENT, INC.
                      1901 AVENUE OF THE STARS, SUITE 605
                         LOS ANGELES, CALIFORNIA 90067




January 9, 1996



To the Shareholders of Kings
Road Entertainment, Inc.:

         Despite the positive financial results we achieved during the fiscal years ending April 30, 1993 and 1994, generating approximately $1,733,000 of net income, Kings Road reported a net loss of approximately $395,000 for the fiscal year ended April 30, 1995. The loss results primarily from the write-down of the Company's investment in two films produced in prior fiscal years of $680,000. Both of the films released by the Company during the fiscal year, The Stranger and The Redemption, were well received both domestically and internationally and generated strong income for the Company.

         Most importantly, however, as reported by the Company on its Form 8-K dated October 26, 1995, the Company entered into an agreement with World Icon Distribution Enterprises, C.V. whereby the Company agreed to sell certain rights in various pictures owned or distributed by the Company for $6,500,000, subject to reduction pursuant to the terms of the agreement. There are certain costs associated with this transaction including sales commissions, amortization of production costs, and guild and union payments. The Company expects to earn approximately $5,500,000 from this transaction which the Company expects to be completed during the quarter ending January 31, 1996.

         The above transaction will provide the company with significant working capital for the development of new mainstream motion pictures, as opposed to the Company's recently released action/martial arts genre films, and the Company hopes to begin production on some of these new projects in 1996. The Company will be releasing more detailed information regarding its production and co-production plans upon completion of the aforementioned transaction.

         Thank you for your continued support.


                                              Sincerely Yours,



                                              /s/ Stephen J. Friedman
                                              ----------------------------------
                                              Stephen J. Friedman
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer

                         KINGS ROAD ENTERTAINMENT, INC.
                      1901 AVENUE OF THE STARS, SUITE 605
                         LOS ANGELES, CALIFORNIA 90067

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 2, 1996


To the Stockholders of Kings
Road Entertainment, Inc.:

         The Annual Meeting of Stockholders of KINGS ROAD ENTERTAINMENT, INC. (the "Company") will be held Friday, February 2, 1996, at the principal office of the Company at 1901 Avenue of the Stars, Suite 605, Los Angeles, California at 12:00 noon, Pacific Standard Time, for the following purposes:

         1. to elect one director to hold office for a three-year term and until his successor is elected and qualifies; and

         2. to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business January 4, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                              By Order of the Board of Directors

                                              /s/ Christopher M. Trunkey
                                              ----------------------------------
                                              Christopher M. Trunkey
                                              Secretary

January 9, 1996
Los Angeles, California





YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE RETURNED STAMPED ENVELOPE PROVIDED.

                                PROXY STATEMENT

                         KINGS ROAD ENTERTAINMENT, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 2, 1996


GENERAL INFORMATION

         This Proxy Statement is furnished to the holders of Common Stock, $.01 par value ("Common Stock") of Kings Road Entertainment, Inc. (the "Company") in connection with the solicitation of proxies for the use at the annual meeting of stockholders to be held February 2, 1996, and at any adjournment or postponement thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. A form of proxy for use at the Meeting is also enclosed. The Company anticipates mailing this Proxy Statement to its stockholders on or about January 9, 1996.

         Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by delivering a duly executed proxy bearing a later date or by filing a written revocation thereof with the Secretary of the Company at its executive offices located at 1901 Avenue of the Stars, Suite 605, Los Angeles, California 90067. Presence at the Meeting does not in itself revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted to elect the nominee for director named herein. Management is not aware at the date hereof of any other matters to be presented at the Meeting but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

         Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. The expense of soliciting these proxies will be borne by the Company. Proxies will be solicited directly by the Company principally through the use of the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter. Although there is no formal agreement to do so, the Company will also reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in the forwarding proxy material to their principals.

VOTING SECURITIES

         On January 4, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, the number of outstanding shares of Common Stock was 5,120,047. The Company has no other voting securities outstanding. Only stockholders of record on the books of the Company at the close of business on that date will be entitled to vote at the Meeting. Each stockholder of record on that date is entitled to one vote per share of Common Stock held on all matters submitted to a vote of stockholders. The holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote will constitute a quorum at the meeting.

PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information, as of January 4, 1996, concerning ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding Common Stock of the Company:

                                                                     NUMBER OF                 PERCENT OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                    SHARES                      CLASS
              ------------------------------------                    ------                      -----
         Stephen Friedman                                           3,239,871(1)                  57.8%
         1901 Avenue of the Stars, Suite 605
         Los Angeles, CA  90067
         ---------------

         (1) Includes options granted to Mr. Friedman to purchase 485,500 shares at an exercise price of $.25 per share which are presently exercisable.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of January 4, 1996, certain information concerning ownership of shares of Common Stock by each director of the Company and by all executive officers and directors of the Company as a group:

                     NAME OF DIRECTORS OR                            NUMBER OF                 PERCENT OF
                  NUMBER OF PERSONS IN GROUP                          SHARES                      CLASS
                  --------------------------                          ------                      -----
         Stephen Friedman                                          3,239,871(1)                   57.8%

         Kenneth Aguado                                               16,875(2)                     *

         Martin Davidson                                                   0                         0

         All Executive Officers and
         Directors as a Group (4 persons)                          3,266,746(3)                     58%
         ---------------

           *  Less than 1%.

         (1) Includes options granted to Mr. Friedman to purchase 485,500 shares which are presently exercisable.

         (2) Consists of options granted to Mr. Aguado to purchase 16,875 shares which are presently exercisable.

         (3) Of the shares included as beneficially owned by all directors and officers as a group, 512,375 shares may be acquired by exercise of options which are presently exercisable.

         The Company knows of no arrangements, including any pledge of the Company's securities, the operation of which at a subsequent date may result in a change of control of the Company.

                             ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation currently provides for the Board of Directors to be divided into three classes for terms of three years each. In accordance with the Company's bylaws, the exact number of directors has been set at three (3), with each class consisting of one member. At the Meeting, a director will be elected for a new three-year term to fill the directorship currently held by Kenneth Aguado, whose term expires upon the election of his successor (or his re-election). Mr. Aguado has been nominated for re-election.

         The following table provides information as to the nominee for director as well as for the members of the Board.

                                                                   DIRECTOR
                  NAME                         AGE                  SINCE
                  ----                         ---                  -----
         Kenneth Aguado (1)                    37                   1989

         Stephen Friedman (2)                  58                   1980

         Martin Davidson (3)                   54                   1989
         ---------------

         (1)  Nominee for term expiring in 1998.

         (2)  Term expires in 1996.

         (3)  Term expires in 1997.

         KENNETH AGUADO has been a director of the Company since February 1989. In July 1994, Mr. Aguado rejoined the Company as Vice-President for Creative Affairs, a position he held from 1981 until 1990. Between 1990 and 1994, Mr. Aguado headed production for Miller-Boyett Motion Pictures at Warner Brothers and was Vice-President of Production for Badham/Cohen Group at Universal Pictures. Mr. Aguado attended Tulane University, where he graduated with a degree in Psychology and Film Theory & Criticism. Mr. Aguado is a nephew of Stephen Friedman.

         STEPHEN FRIEDMAN, Chairman of the Board of Directors and Chief Executive Officer, has been an officer and director of the Company since its inception in 1980. Mr. Friedman has been an independent motion picture producer since 1971. He produced nine motion pictures between 1971 and 1982, including "The Last Picture Show", "Slapshot", "Little Darlings", "Fast Break", and "Eye of the Needle". Prior thereto, Mr. Friedman was employed as an attorney by Paramount Pictures Corporation, Ashley Famous Agency, a talent agency serving the entertainment industry, Columbia Pictures, and briefly the Federal Trade Commission. Mr. Friedman graduated from Harvard Law School in 1960 and the Wharton School of the University of Pennsylvania in 1957 with a B.S. in Economics.

         MARTIN DAVIDSON has been a director of the Company since February 1989. He has been a producer, writer, and director of feature films since 1972. He produced the film "A Fan's Notes," wrote, produced and directed "The Lords of Flatbush," wrote and directed "Almost Summer" and "Eddie and the Cruisers," and directed "Hero at Large," "Long Gone," "Heart of Dixie," and "Hard Promises". Mr. Davidson was the head of the motion picture division of Ashley Famous Agency from 1960 to 1964. He attended Syracuse University from 1957 to 1958 and the American Academy of Dramatic Arts from 1959 to 1961.

         At the Meeting, the individual receiving the highest number of votes will be elected as director. Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the nominee named above. If the nominee shall be unavailable for election or upon election should be unable to serve, the proxies will be voted for the election of such other person as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why the nominee should become unavailable for election, or if elected, should be unable to serve as a director.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

         During fiscal 1995, the Board of Directors held no formal meetings, but took action by unanimous written consent six times. The Board currently does not have any standing committees.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation of the Company's Chief Executive Officer for each of the last three fiscal years. No other executive officer of the Company received salary and bonus in excess of $100,000 in any of the last three fiscal years.


                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                            ANNUAL COMPENSATION            -------------
                                                         --------------------------        STOCK OPTIONS
                NAME AND POSITION            YEAR        SALARY ($)       BONUS ($)           (SHARES)
                -----------------            ----        ----------       ---------        -------------
         Stephen Friedman                    1995          60,000(1)          0                   0
            Chairman of the Board
            and Chief Executive              1994         250,000             0                   0
            Officer
                                             1993         250,000             0             235,500(2)
         ---------------

         (1) During a portion of the fiscal year, Mr. Friedman voluntarily reduced his salary from $250,000 to $25,000 to provide the Company with the resources necessary to begin repayment of the borrowings identified in "Certain Relationships and Related Party Transactions".

         (2) The term of previously granted options scheduled to expire on August 8, 1992 was extended an additional five years.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES

         Shown below is information with respect to the unexercised options held by the Chief Executive Officer, all of which are currently exercisable. No options were granted to or exercised by Mr. Friedman during the fiscal year ended April 30, 1995.

                                                                                 VALUE OF UNEXERCISED
                                              NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                 NAME                       OPTIONS AT APRIL 30, 1995           AT APRIL 30, 1995 (1)
                 ----                       -------------------------           ---------------------
         Stephen Friedman                            485,500                           $121,375
         ---------------

         (1) Based upon the difference between the closing stock price on April 30, 1995 and the option exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Since December 1992, the Company has borrowed approximately $682,000 from Stephen Friedman, an officer of the Company, including $283,000 at an interest rate of 24% per annum (Mr. Friedman's actual cost of funds), during the fiscal year ended April 30, 1995. These funds were used for current expenses and as additional financing for the production of certain films. In September 1994, the Company began making regular payments to Mr. Friedman to reduce these outstanding loans and, when excess cash was available, additional repayments were made. To facilitate these repayments, Mr. Friedman voluntarily reduced his salary from $250,000 to $25,000 for a portion of the fiscal year. (SEE "EXECUTIVE

COMPENSATION"). As of January 4, 1996, the principal balance due under these loans was approximately $175,000.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Company has selected Arthur Andersen LLP as its independent public accountants for fiscal 1996. Arthur Andersen LLP, which has acted as the Company's independent accountants since 1992, is not expected to have a representative present at the Meeting.

                                 ANNUAL REPORT

         Although certain portions of the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1995 are included with this Proxy Statement, the Company will promptly furnish a copy of the complete Form 10-KSB (without exhibits) without charge to any beneficial owner of securities entitled to vote at the Meeting who provides a written request to Christopher
M. Trunkey, Secretary, Kings Road Entertainment, Inc., 1901 Avenue of the Stars, Suite 605, Los Angeles, California 90067.

                             STOCKHOLDER PROPOSALS

         Stockholder proposals for presentation at the Company's 1996 annual meeting must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than June 20, 1996.

                                 OTHER MATTERS

         It is not expected that any other matters will be brought before the Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEE TO THE BOARD OF DIRECTORS NAMED HEREIN.

ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY TO THE COMPANY'S TRANSFER AGENT, U.S. STOCK TRANSFER COMPANY. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                              By Order of the Board of Directors

                                              /s/ Christopher M. Trunkey
                                              ----------------------------------
                                              Christopher M. Trunkey
                                              Secretary

                                   APPENDIX A

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                           YEAR ENDED APRIL 30, 1995





                           Management's Discussion and Analysis of Financial
                           Position and Results of Operations                                                  A-2

                           Market for Company's Common Stock and Related
                           Stockholder Matters                                                                 A-5

                           Report of Independent Public Accountants                                            A-6

                           Consolidated Balance Sheet As of April 30, 1995                                     A-7

                           Consolidated Statements of Operations for the Years
                           Ended April 30, 1995 and 1994                                                       A-8

                           Consolidated Statements of Shareholders' Equity
                           for the Years Ended April 30, 1995 and 1994                                         A-9

                           Consolidated Statements of Cash Flows for the Years
                           Ended April 30, 1995 and 1994                                                       A-10

                           Notes to Consolidated Financial Statements                                          A-11

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

         The Company's revenues are almost exclusively derived from the exploitation of the feature films it produces, as well as from film rights it has acquired, and are spread over a number of years. The Company attempts to generate revenues from theatrical distributors as soon as possible following completion of a picture. However, lower budget films, of which the Company has recently been producing, generally do not have a theatrical release. Revenues from home video are initially recognized when a film becomes available for release on videocassette, typically six months after the initial theatrical release or, when no theatrical release occurs, upon delivery of the film to the distributor. Revenues from pay and free television of a film are similarly recognized when a film becomes available for exploitation in those media, typically six to twenty-four months after the initial release. Some distribution contracts, however, may license more than one medium, a "multiple rights license". In this case, the full license fee is recognized when the film is exploited in the first available medium. Revenues from international markets generally follow the same pattern as revenues from the domestic market and may include multiple rights licenses as well. As a result of these factors, the Company's revenues vary significantly each year depending on the number and success of release of films which become available in the various media during that fiscal year. Of the two films produced by the Company during the fiscal year ended April 30, 1995, the Company released one to the domestic pay television market and the international home video market. The second film was released only to certain territories in the international home video market.

         As revenues are recognized for each film, the Company amortizes the costs incurred in producing that film. The Company amortizes film costs under the income forecast method as described in Statement of Financial Accounting Standards (SFAS) No. 53 which provides that film costs are amortized for a motion picture in the ratio of revenue earned in the current period to the Company's estimate of total revenues to be realized. The Company's management periodically reviews its estimates on a film-by-film basis and, when unamortized costs exceed net realizable value for a film, that film's unamortized costs are written down to net realizable value. Costs relating to projects which are abandoned or sold before being produced are charged to overhead and capitalized to film costs in the year that event occurs.

RESULTS OF OPERATIONS

         For the fiscal year ended April 30, 1995, the Company reported a net loss of approximately $395,000 on feature film revenues of approximately $4.3 million as compared to a net profit of approximately $669,000 on feature film revenues of approximately $8.1 million for the prior fiscal year. The net loss results primarily from the write-down to net realizable value of approximately $680,000 for two films produced by the Company in prior fiscal years and a decrease in revenues of approximately 47%. The decrease in revenues is primarily attributable to the fact that one of the films produced by the Company during the current year was not available for release in the domestic market. During the last fiscal year, the films produced by the Company were completed and released in both the domestic and foreign markets prior to the end of the fiscal year. The decrease is also attributable to greater competition for lower budget films, which the Company has been producing, resulting in generally lower prices in the home video and television markets. Domestic television revenues were recognized for "The Stranger", "Brain Smasher", "Knights" and "Kickboxer". Significant foreign revenues were recognized for "Kickboxer IV: The Aggressor", "Brain Smasher", "The Stranger" and "The Redemption".

         Costs related to revenue as a percentage of feature film revenues for fiscal year 1995 increased to 81% from 68% for fiscal year 1994. This increase is attributable to the write-down to net realizable value of the Company's investment in two films produced in prior fiscal years. Selling expenses for fiscal year 1995 decreased to approximately $502,000 from approximately $978,000 for fiscal year 1994. This decrease results primarily from decreased commissions expense attributable to the decrease in revenues during the fiscal year. General and administrative expenses for the current year decreased to approximately $645,000 from approximately $873,000 for fiscal year 1994. This decrease is attributable to (i) continued reductions in the Company's overhead expenditures and (ii) the decrease in salary during a substantial portion of the current year by one of the Company's officers. Although the resulting decrease will not be repaid to the officer, subsequent to April 30, 1995 the officer's salary was restored to its original level. (SEE "EXECUTIVE COMPENSATION"). During the current and prior fiscal year, interest expense of approximately $122,000 and $118,000 for 1995 and 1994, respectively, was capitalized to film costs in accordance with SFAS No. 34.

LIQUIDITY AND CAPITAL RESOURCES

         The production of motion pictures requires substantial capital. In producing a motion picture, the Company must expend substantial sums for both the production and distribution of a picture, all before any revenues are generated by that film. In certain instances the Company obtains advances and guarantees from its distributors but these advances and guarantees generally defray only a small portion of a film's cost.

         The Company's principal sources of working capital during fiscal year 1995 were (i) motion picture licensing income and (ii) Credit Lyonnais Bank Nederland N.V. under a revolving credit facility; borrowings were limited to a percentage of certain contract receivables of the Company up to $1,500,000 ("Credit Facility"). The Credit Facility expired on March 1, 1995 and bore interest at LIBOR plus 3% (as of March 1, 1995, 9.0%) and was secured by a first lien on all amounts to be received under the Company's license agreements and by a first lien on all copyrights owned by the Company.

         The Company's net cash provided by operating activities increased to approximately $3.6 million as compared to approximately $3.5 million in fiscal 1994. The Company used its operating cash flow in investment activities, almost exclusively gross additions to film costs, of approximately $3.6 million in fiscal 1995, and $2.4 million in fiscal 1994 and in financing activities in 1994 with the repayment of debt of approximately $965,000. Financing activities during 1995 contributed net cash flow of approximately $11,000, however, the Company repaid the Credit Facility in full.

         The principal asset on the Company's balance sheet is unamortized film costs. The Company's unamortized film costs at the end of fiscal years 1995 and 1994 were approximately $4.6 million and $4.5 million respectively. Not reflected on the Company's balance sheet, in accordance with generally accepted accounting principles, is the full realizable value of the Company's film library. Once fully amortized for financial statement purposes, a film may still generate significant revenue. A consultant, hired by the Company in October 1993, estimated the value of the Company's film library at approximately $7 million (not including the Company's five most recently produced films) which represented the present value of future estimated sales less associated costs. There is no assurance that the Company could realize all of this estimated value.

FUTURE COMMITMENTS

         The Company's anticipated major financial commitments relate to the production and release of its motion pictures. Recently the Company has been concentrating on lower budget films and expects to continue producing these types of films, but will pursue projects with higher budgets if management feels sufficient resources are available and risk is limited. The financial resources necessary for the production and release of films is generally dependent on adequate borrowing availability. The Credit Facility with Credit Lyonnais expired March 1, 1995 and allowed the Company to borrow a percentage of certain contract receivables. There are a number of banks in the entertainment industry that support this type of lending and the Company is actively pursuing discussions with these banks. Although management believes it will be able to obtain financing for the production of new films, the Company's financial position and operations have been and will be constrained by the availability of adequate financing.

         The Company owns 50% of a limited partnership created for the sole purpose of producing and distributing the film "The Haunted Heart". The Company guaranteed repayment of 50% of a loan made to the partnership by the limited partner in the approximate amount of $1.5 million. In management's opinion, this potential future commitment will not have a materially adverse impact on the Company's financial position or results of operations. (SEE "NOTE I TO THE CONSOLIDATED FINANCIAL STATEMENTS").

                 MARKET FOR COMPANY'S COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS



         The Company's Common Stock has traded on the NASDAQ stock market under the symbol "KREN" since September 1985. The following table sets forth the high and low closing bid prices of the Common Stock as reported by NASDAQ through April 30, 1995:

                                         FISCAL YEAR 1994                                     HIGH     LOW
                                         ----------------                                     ----     ---
                                              First Quarter                                   5/8       3/8
                                              Second Quarter                                  3/4       1/4
                                              Third Quarter                                  13/16      5/8
                                              Fourth Quarter                                  3/4       9/16

                                         FISCAL YEAR 1995                                     HIGH      LOW
                                         ----------------                                     ----      ---
                                              First Quarter                                  11/16      9/16
                                              Second Quarter                                 25/32      9/16
                                              Third Quarter                                   9/16      3/8
                                              Fourth Quarter                                 17/32      3/8

         As of July 20, 1995, the Company had approximately 275 stockholders of record plus approximately 800 shareholders holding shares in street name.

         The Company has never paid a cash or stock dividend on its Common Stock and has no intention to pay any dividends in the future. The Company currently intends to retain all earnings for use in its business.

                              ARTHUR ANDERSEN LLP



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of Kings Road Entertainment, Inc.:

We have audited the accompanying consolidated balance sheet of Kings Road Entertainment, Inc. and subsidiaries (the "Company") as of April 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement preparation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kings Road Entertainment, Inc. and subsidiaries as of April 30, 1995, and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.





                                                            Arthur Andersen LLP


Los Angeles, California
July 20, 1995

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET



                                                                                      AS OF
                                                                                  APRIL 30, 1995
                                                                                  --------------
    ASSETS
       Cash and Cash Equivalents                                                   $    153,920
       Accounts Receivable, net of allowance of $15,000 - Note A                      1,013,409
       Film Costs, net of amortization of $163,276,474 - Notes A & B                  4,606,268
       Prepaid Expenses                                                                   8,553
       Fixed Assets - Notes A & C                                                         5,813
       Other Assets                                                                       5,500
                                                                                   ------------
    TOTAL ASSETS                                                                   $  5,793,463
                                                                                   ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

    LIABILITIES
       Accounts Payable                                                            $    599,259
       Due to Related Party - Note D                                                    443,132
       Accrued Expenses                                                                 166,648
       Income Taxes Payable                                                              17,957
       Deferred Revenue                                                                 214,712
                                                                                   ------------
         TOTAL LIABILITIES                                                            1,441,708

    COMMITMENTS AND CONTINGENCIES
         Notes E & H

    SHAREHOLDERS' EQUITY
       Common Stock, $.01 par value, 12,000,000 shares
          authorized, 5,120,047 shares issued and outstanding                            45,716
       Additional Paid-In Capital                                                    24,902,177
       Deficit                                                                      (20,596,138)
                                                                                   ------------
         TOTAL SHAREHOLDERS' EQUITY                                                   4,351,755
                                                                                   ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $  5,793,463
                                                                                   ============


The accompanying notes are an integral part of this balance sheet.

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS





                                                                                                FOR THE YEAR ENDED APRIL 30
                                                                                                 1995                  1994
                                                                                               ----------            ----------
                 REVENUES
                      Feature Films - Note A                                                   $4,281,973            $8,076,564
                      Interest Income                                                                 313                   692
                      Other Income                                                                  1,510                 2,500
                                                                                               ----------            ----------
                                                                                                4,283,796             8,079,756
                                                                                               ----------            ----------
                      Costs Related to Revenue                                                  3,476,300             5,510,564
                      Selling Expenses                                                            502,327               978,498
                      General & Administrative Expenses                                           645,478               872,635
                      Interest - Note B                                                                 0                     0
                                                                                               ----------            ----------
                                                                                                4,624,105             7,361,697
                                                                                               ----------            ----------
                      INCOME/(LOSS) BEFORE INCOME TAXES                                          (340,309)              718,059

                 Provision for Income Taxes - Note G                                               54,436                49,011
                                                                                               ----------            ----------
                      NET INCOME/(LOSS)                                                         ($394,745)             $669,048
                                                                                               ==========            ==========

                      Net Income/(Loss) Per Share - Note A                                         ($0.07)                $0.13
                                                                                               ==========            ==========

                      Weighted Average Number of Common Shares                                  5,407,345             5,339,339
                                                                                               ==========            ==========


The accompanying notes are an integral part of these statements.

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY




                                 Common              Common        Additional        Retained               Total
                                 Stock               Stock           Paid-In         Earnings/           Shareholders'
                                 Shares              Amount          Capital         (Deficit)              Equity
                                ---------            -------       -----------      ------------         -------------
Balance,
     April 30, 1993             5,080,047            $45,316       $24,886,327      ($20,870,441)         $4,061,202
     Net Income                        --                 --                --           669,048             669,048
                                ---------           ---------       ----------      ------------         -----------
                                       --                 --                --                --                  --
Balance,
     April 30, 1994             5,080,047             45,316        24,886,327       (20,201,393)          4,730,250
     Net Income                        --                 --                --          (394,745)           (394,745)
     Exercise of
        Stock Options              40,000                400            15,850                --              16,250
                                ---------            -------       -----------       -----------          ----------
                                       --                 --                --                --                  --
Balance,
     April 30, 1995             5,120,047            $45,716       $24,902,177      ($20,596,138)         $4,351,755
                                =========            =======       ===========      ============          ==========




The accompanying notes are an integral part of these statements.

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE YEAR ENDED APRIL 30
                                                                                    1995                  1994
                                                                                 -----------           -----------
    CASH FLOWS FROM OPERATING ACTIVITIES:
         Net (Loss)/Income                                                      ($   394,745)          $   669,048
         Adjustments to reconcile Net (Loss)/Income to
         Net Cash Provided by Operating Activities:
              Depreciation and Amortization                                        3,487,394             5,521,657
              Provision for loss on Accounts Receivable                               17,500               114,885
         Change in Assets and Liabilities:
              Decrease in Restricted Cash                                             10,430                     0
              Decrease/(Increase) in Accounts Receivable                             411,704              (221,059)
              Decrease in Prepaid Expenses                                             3,440                27,905
              Decrease in Other Assets                                                20,661                     0
              Decrease in Accounts Payable                                           (68,385)             (683,904)
              Decrease in Settlements Payable                                              0              (525,000)
              Increase in Accrued Expenses                                           139,621                13,179
              Decrease in Income Taxes Payable                                             0                (1,110)
              Decrease in Deferred Revenue                                           (32,940)           (1,401,763)
                                                                                 -----------           -----------
         NET CASH AND CASH EQUIVALENTS
         PROVIDED BY OPERATING ACTIVITIES                                          3,594,680             3,513,838

    CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of Fixed Assets                                                     (5,813)                    0
         Gross Additions to Film Cost                                             (3,622,888)           (2,386,897)
                                                                                 -----------           -----------
         NET CASH AND CASH EQUIVALENTS
         USED IN INVESTING ACTIVITIES                                             (3,628,701)           (2,386,897)

    CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from Debt                                                        2,807,855             2,064,164
         Repayment of Debt                                                        (2,858,179)           (3,127,734)
         Borrowing from Related Party                                                283,000                99,286
         Repayments to Related Party                                                (238,349)                 (805)
         Proceeds from Exercise of Stock Options                                      16,250                     0
                                                                                 -----------           -----------
         NET CASH AND CASH EQUIVALENTS PROVIDED
         BY/(USED IN) FINANCING ACTIVITIES                                            10,577              (965,089)
                                                                                 -----------           -----------
    NET (DECREASE)/INCREASE IN CASH
    AND CASH EQUIVALENTS                                                             (23,444)              161,852

    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   177,364                15,512
                                                                                 -----------           -----------
    CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $   153,920           $   177,364
                                                                                 ===========           ===========
    Cash paid for:
         Interest  - Note A                                                           97,879                91,014
         Taxes - Note G                                                               54,436                49,011

The accompanying notes are an integral part of these statements

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Principals of Consolidation - The consolidated financial statements include the accounts of Kings Road Entertainment, Inc. and its subsidiaries after elimination of all intercompany items and transactions.

Basis of Presentation - The consolidated financial statements have been prepared on a going concern basis which assumes the realization of assets and the satisfaction of liabilities in the normal course of business.

Recognition of Revenues - The Company recognizes revenues in accordance with the provisions of SFAS No. 53. Revenues from theatrical exhibition are recognized on the dates of exhibition. Revenues from international, home video, television and pay television license agreements are recognized when the license period begins and the film is available for exhibition or exploitation pursuant to the terms of the applicable license agreement.

Once complete, a typical film will generally be made available for license as follows:

                                                      Months After                     Approximate
          Marketplace                                Initial Release                 Release Period
          -----------                                ---------------                 --------------
     Domestic theatrical                                                                  6 months
     All international markets                                                         1-10 years
     Domestic home video                                   6 months                    6-12 months
     Domestic cable/pay television                     12-18 months                      18 months
     Domestic syndicated/free television               24-48 months                     1-6 years

In 1995, the Company earned revenue from one significant customer of approximately $930,000 (22%) of consolidated revenues. No customer constituted more than 10% of total sales for 1994.

Revenues from foreign sources were approximately $2,712,000 and $5,391,000 in 1995 and 1994, respectively.

Film Costs - Film costs, including related interest and production overhead, are capitalized as incurred. Profit participations and residuals, if any, are accrued in the proportion that revenue for a period bears to the estimated future revenues. The individual film forecast method set forth in SFAS 53 is used to amortize these costs based in the ratio of revenue earned in the current period to the Company's estimate of total revenues to be realized. Management periodically reviews its estimates on a film-by-film and, when unamortized costs exceed net realizable value for a film, that film's unamortized costs are written down to net realizable value. Costs related to projects which are abandoned or sold before being produced are charged to overhead and capitalized to film costs in the year that event occurs.

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation and Amortization - Depreciation of fixed assets is computed by the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the useful life of the improvements or the terms of the applicable lease, whichever is less.

Per Share Data - Per share computations are based on the average number of the Company's common shares and common equivalents outstanding during each year.

Concentration of Credit Risk - The Company licenses various rights in its films to distributors throughout the world. Generally, payment is received in full or in part prior to the Company's delivery of the film to the applicable distributor. As of April 30, 1995, approximately 25% of the Company's accounts receivable were from foreign distributors.

Income Taxes - Effective May 1, 1993, the Company adopted SFAS 109, "Accounting for Income Taxes", which required a change to the "asset and liability method" of accounting for income taxes from the "deferred method" of accounting for income taxes. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations. (SEE "NOTE G").

Accounts Receivable - Accounts receivable are stated net of an allowance for doubtful accounts of $15,000 as of April 30, 1995.

NOTE B - FILM COSTS

Film Costs consist of:

                                                                          April 30, 1995
                                                                          --------------
             Released Films, less amortization                              $4,449,274
             Films in Production                                                     0
             Films in Development                                              156,994
                                                                            ----------
                                                                            $4,606,268
                                                                            ==========

Based on the Company's estimates of revenues as of April 30, 1995, 100% of unamortized film costs applicable to released films will be amortized during the three years ended April 30, 1998.

Interest capitalized to film costs was $121,930 and $118,041 in 1995 and 1994, respectively. Overhead capitalized to film costs was $522,405 and $294,049 in 1995 and 1994, respectively.

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE C - FIXED ASSETS

Fixed Assets consist of:

                                                                              April 30, 1995
                                                                              --------------
             Office Equipment                                                     $180,526
             Furniture & Fixtures                                                   28,217
             Leasehold Improvements                                                  4,159
                                                                                  --------
                                                                                   212,902
             Less -- Accumulated Depreciation                                      207,089
                                                                                  --------
                                                                                  $  5,813
                                                                                  ========

NOTE D - DEBT

As of April 30, 1995, the Company had no bank debt. The Credit Facility expired March 1, 1995 and was fully repaid on March 20, 1995. The Credit Facility bore interest at LIBOR plus 3% (as of March 1, 1995, 9.0%) and was secured by a first lien on all amounts to be received under the Company's license agreements and by a first lien on all copyrights owned by the Company. All collateral has subsequently been released.

Since December 1992, the Company has borrowed approximately $682,000 from Stephen Friedman, an officer of the Company, including $283,000 at an interest rate of 24% per annum (Mr. Friedman's actual cost of funds), during the fiscal year ended April 30, 1995. These funds were used for current expenses and as additional financing for the production of certain films. In September 1994, the Company began making regular payments to Mr. Friedman to reduce these outstanding loans and, when excess cash was available, additional repayments were made. To facilitate these repayments, Mr. Friedman voluntarily reduced his salary from $250,000 to $25,000 for a portion of the fiscal year. Repayments to Mr. Friedman during the fiscal year were approximately $239,000. Interest expense to Mr. Friedman during the fiscal year was approximately $56,000 .

NOTE E - COMMITMENTS AND CONTINGENCIES

The Company leases approximately 3,300 square feet of office space on a month-to-month basis at $1.00 per square foot per month.

Rent expense was $46,637 and $77,778 in 1995 and 1994, respectively. Rent expense for 1994 is net of $2,500 of sublease rental income.

The Company operates in one business segment, consisting primarily of production and distribution of feature length motion pictures.

NOTE F - STOCK OPTIONS AND WARRANTS

The Company's 1987 Nonqualified Stock Option Plan (the "1987 Plan") provides for the grant of options to purchase up to 850,000 shares. At April 30, 1995, options to purchase up to 302,375 shares were outstanding under the 1987 Plan at exercise prices ranging from $.25 to $.56 per share. Of the outstanding options under the 1987 Plan, 235,500 are held by the

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE F- STOCK OPTIONS AND WARRANTS (CONTINUED)

Chief Executive Officer, 16,875 by a director and 50,000 by another officer of the Company. Options to purchase an additional 250,000 shares also have been granted to the Chief Executive Officer outside the 1987 Plan at an exercise price of $.25 per share. Of the outstanding options, 502,375 expire in August 1997 and 50,000 expire in November 1999.

NOTE G - INCOME TAXES

A reconciliation of the provision for income taxes to the expected income tax expense at the statutory federal tax rate of 34% is as follows:

                                                                     1995                   1994
                                                                   --------              --------
                      Computed Expected Tax at Statutory Rate     ($116,000)             $244,140
                      State and Local Income Taxes                    9,940                13,011
                      Foreign Taxes                                  44,496                36,000
                      Valuation Allowance                           116,000              (244,140)
                                                                   --------              --------
                                                                    $54,436               $49,011
                                                                   ========              ========

For federal income tax purposes, the Company has available income tax credits of approximately $2,166,000 after being reduced by 35% as a result of the Tax Reform Act of 1986 (expiring between 2000 and 2002) and net operating loss carryforwards of approximately $15,921,000 (expiring between 2001 and 2007) to offset future income tax liabilities.

Deferred tax assets and liabilities result from temporary differences between financial and tax accounting in the recognition of revenue and expenses. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                               As of
     Assets/(Liabilities)                                  April 30, 1995
     --------------------                                 ---------------
          Deferred Revenue                                  $    86,000
          Film Cost Amortization                               (158,000)
          Net Operating Loss Carryforwards                    6,368,000
          Investment Tax Credit Carryforwards                 2,166,000
          Foreign Tax Credit Carryforwards                      400,000
                                                            ------------
                                                              8,862,000
          Valuation Allowance                                (8,862,000)
                                                            ------------
                                                            $         0
                                                            ============

A valuation allowance of $8,862,000 has been recorded to offset the net deferred tax assets due to the uncertainty of realizing the benefits of the tax assets in the future.

                KINGS ROAD ENTERTAINMENT, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE H - LITIGATION AND CONTINGENCIES

In December 1994, the Company filed a lawsuit in the Superior Court of the County of Los Angeles against The Movie Group, Inc. ("TMG") alleging causes of action for breach of contract, conversion, and breach of fiduciary duty, among other things, and seeking an accounting and declaratory relief, among other things, arising from a sales agency agreement ("Agreement") with TMG in connection with one of the Company's films. Under the Agreement, the Company is entitled to receive certain monies derived from exploitation of the film after deduction of certain fees and expenses. The Company believes TMG has substantially underpaid the monies to which the Company is entitled to receive. The lawsuit seeks payment of any monies due along with termination of the Agreement. While management believes it may prevail on some or all of the causes of action, the likelihood of any monetary recovery is uncertain and the Company may be required to share any recovery with certain third parties. Subsequent to April 30, 1995, TMG filed a cross-complaint against the Company and a third party alleging, among other things, inducing breach of contract, recission based on fraud and intentional interference with existing business relationships. Management believes it has substantial defenses to all of the allegations in the cross-complaint.

In the ordinary course of business, the Company has or may become involved in disputes or litigation. On the basis of information available to it, management believes such contingencies will not have a materially adverse impact on the Company's financial position or results of operations.

NOTE I - INVESTMENT IN LIMITED PARTNERSHIP

In September 1993, the Company entered into an agreement ("Agreement") with another corporation ("Limited Partner") wherein a limited partnership ("Partnership") was formed for the purpose of producing and distributing one theatrical motion picture ("Picture") at a cost of approximately $3,000,000. The Company is the general partner, responsible for all financial and tax reporting of the Partnership, and owns 50% of the Partnership. Under the Agreement, the Company is obligated (i) to contribute 25% of the budget of the Picture to the Partnership and (ii) to guarantee repayment of one-half of a loan made to the Partnership by the Limited Partner of 50% of the budget of the Picture. The outstanding balance of the aforementioned loan was approximately $1.5 million as of April 30, 1995. The remaining 25% of the budget of the motion picture was provided by the Limited Partner.

All revenue generated by the Picture, after deduction of certain distribution expenses, will be disbursed (i) to the Limited Partner to repay the aforementioned loan with interest, then (ii) to the Limited Partner to reimburse certain legal expenses incurred in connection with the Agreement, then (iii) to the Company until it receives a deferred executive producer's fee of $250,000, and then (iv) to the Company and Limited Partner in equal shares.

For financial reporting purposes, the Company's contribution of 25% of the Picture, and certain capitalized overhead and interest expenses, are included in film costs. Revenue from the Partnership will be recognized when received and the Company's costs amortized according to the individual film forecast method described in Note A. In management's opinion, none of the commitments made by the Company in the Agreement will have a materially adverse impact on the Company's financial position and results of operations.

                         KINGS ROAD ENTERTAINMENT, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 2, 1996

         The undersigned hereby constitutes and appoints Stephen J. Friedman and Christopher M. Trunkey, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote, as specified herein, with respect to all the shares of Common Stock of KINGS ROAD ENTERTAINMENT, INC. (the "Company"), standing in the name of the undersigned at the close of business on January 4, 1996, at the Annual Meeting of Stockholders to be held February 2, 1996 and at any and all adjournments or postponements thereof.

1.       ELECTION OF DIRECTOR FOR THREE-YEAR TERM ENDING IN 1997:

         [  ]  FOR Kenneth Aguado

         [  ]  WITHHOLD AUTHORITY
                 to vote for Kenneth Aguado

2. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

         The shares represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder. If no directions to the contrary are made, this Proxy will be voted FOR the election as director of the nominee named above.


                                               Dated:_____________________, 1996



                                     ___________________________________________
                                                                     (Signature)


                                     ___________________________________________
                                                     (Signature if held jointly)


IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS AT THE LEFT. EACH JOINT OWNER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                  PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY

                 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
              BOARD OF DIRECTORS OF KINGS ROAD ENTERTAINMENT, INC.